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                                                                     EXHIBIT 1.1

October 31, 2000

Charles Engelberg, M.D.
Director of Corporate Finance
AmeriCal Securities
290 Seventh Avenue
San Francisco, CA 94118

Dear Charles:

As we have discussed, Avigen intends to sell shares of its common stock, at a purchase price equal to the closing price per share of Avigen common stock as quoted on the Nasdaq National Market System on November 1, 2000, to purchasers for which AmeriCal Securities has acted as placement agent. The closing of this sale is scheduled to occur on November 6, 2000. As full consideration for the services of AmeriCal Securities to Avigen in connection with this offer and sale of its common stock, Avigen agrees to pay AmeriCal Securities, within ten business days of closing of this sale, a commission of 5.00% (five percent) of the aggregate purchase price of the shares actually sold to, and confirmed wire-transfers have been received from, investors who have designated the commission attributable to their investment should be paid to AmeriCal Securities. Purchasers will confirm this amount by their written designation on the Stock Purchase Agreement. Avigen reserves the right, in its sole discretion, to determine if an investor will be allowed to participate in this offering. This agreement applies only to the transaction scheduled to close as referred to above.

AmeriCal Securities recognizes and agrees that AmeriCal Securities will be named as placement agent on the prospectus supplement cover and in the "Plan of Distribution" section of the prospectus supplement to be filed with the Securities and Exchange Commission and distributed to the purchasers with respect to this offer and sale.

If you are in agreement with the above, please execute a copy of this letter and fax it to me at (510) 748-7286.

Sincerely,


/s/ THOMAS J. PAULSON
-----------------------------
Thomas J. Paulson
Chief Financial Officer

ACCEPTED AND AGREED:
AmeriCal Securities


/s/ CHARLES ENGELBERG
-----------------------------
Charles Engelberg, M.D.
Director of Corporate Finance